UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Earliest Event Reported: April 13, 2006

ENDEVCO, INC.
(Exact name of registrant as specified in its charter)

State of Texas	001-31433	74-2142545
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2425 Fountainview Dr., Suite 215
Houston, Texas 77057
(Address of principal executive offices, including zip code)

(713) 977-4662
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Press Release

HOUSTON / April 13, 2006

EnDevCo Purchases Short Junction Field

EnDevCo, Inc. (OTCBB:ENDE.OB) the Energy Development Company, today announced the acquisition of 100% of all rights in the Central Unit and 98.712% in the West Unit of Short Junction Field located in Oklahoma City, Oklahoma by EnDevCo Eureka, LLC for a purchase price of $11.5 million. EnDevCo Eureka is owned 55% by its parent EnDevCo, Inc. and 45% by private investors who are related parties. These investors contributed $3.0 million in equity to enable EnDevCo to consummate the transaction. EnDevCo Eureka LLC, managed by EnDevCo personnel, will be the Operator for the project with an effective date of January 01, 2006.

An aggressive well recompletion program that commenced in January of this year will now provide immediate increases in daily oil and gas production. Project financing is provided by GasRock Capital, LLC of Houston, Texas and takes the form of a $30.0 million credit facility. GasRock Capital (www.gasrockcaptial.com) provides project based mezzanine debt financing to the oil and gas industry by backing proven management teams that identify high quality exploitation projects like the Short Junction Field. Mr. Scott Johnson, GasRock Capital's Managing Director stated, "this is an attractive opportunity for both EnDevCo and GasRock with a solid foundation of proved reserves and a large upside we believe EnDevCo's management team is capable of successfully exploiting".

The 12,000 acre field includes 270 well bores and full ownership rights to a field wide natural gas pipeline and gathering system offering two independent taps into the interstate gas transmission system. The field is currently producing from only 19 wells with total daily production in excess of 100 barrels of oil per day from the Hunton limestone reservoir and 300 mcf of gas per day from the Red Fork Sand reservoir. The Company will draw down an initial $9.5 million from its credit facility to be used toward the acquisition price and operations on 13 additional well bores during the second quarter of this year. This work will be focused on the completion of bypassed gas pays and the reactivation of selected oil wells to produce shut-in proven reserves.

"Later this year, once the work program of well workovers and re-completions is further along, we will be acquiring 3D seismic over the field. This data will be utilized to guide the drilling of horizontal multi-lateral wells in the Hunton reservoir to develop the full upside potential that we have identified in the field. We believe that our application of cost effective "science before the drill bit" will greatly reduce the risk profile and improve profits for the Company while increasing value for our shareholders", said Mr. Richard G. Boyce, COO.

Mr. Chris A. Dittmar, CEO stated, "This purchase is an important milestone for EnDevCo. It will establish for the first time, a solid and dependable cash flow for the Company from oil and gas production. As a result, the Company finally will be able to book Proved Reserves on its balance sheet. We are thankful for the opportunity to prove ourselves as a "boots on the ground" Operator of a significant oil and gas producing field. We would also like to acknowledge and greatly appreciate, the confidence shown in our management team by GasRock Capital".

This press release includes certain "forward-looking statements". The forward-looking statements reflect the beliefs, expectations, objectives, and goals of EnDevCo, Inc. management with respect to future events and financial performance. They are based on assumptions and estimates, which are believed reasonable at the time such statements are made. However, actual results could differ materially from anticipated results. Important factors that may impact actual results include, but are not limited to commodity prices, political developments, legal decisions, market and economic conditions, industry competition, the weather, changes in financial markets and changing legislation and regulations. The forward-looking statements contained in this report are intended to qualify for the safe harbor provisions of Section 21E of the Securities and Exchange Act of 1934, as amended.

EnDevCo, Inc. is a dynamic and growing energy company establishing an identity consistent with its business development activities. EnDevCo maintains offices in Houston and Dallas, Texas. For more information on EnDevCo visit www.endevcoinc.com .

SOURCE: EnDevCo, Inc. - contact Chris A. Dittmar, CEO              713-977-4662          cdittmar@endevcoinc.com

Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnDevCo, Inc.

LARRY SWIFT                        Date: April 19, 2006
LARRY SWIFT
CHIEF FINANCIAL OFFICER